EXHIBIT 10.1

TRANSLATION FOR INFORMATION PURPOSES ONLY

SETTLEMENT AGREEMENT

BETWEEN THE UNDERSIGNED:

MANPOWER FRANCE SAS, whose registered office is at 7-9 rue Jacques Bingen, 75017 Paris, registered at the Registry of Companies of Paris with number 429 955 297, represented by Mr. Jean-François Ferret, duly empowered to do so, hereafter called the “Company”

OF THE ONE PART

AND:

Monsieur Jean-Pierre Lemonnier, having its residence at 12, boulevard Perreire, 75017 Paris,

hereafter called “Mr. Lemonnier”

OF THE OTHER PART

The Company and Mr. Lemonnier being hereafter called the “Parties”.

1.	HISTORY OF THE CONTRACTUAL RELATIONSHIP

Mr. Lemonnier was engaged by the Company under a permanent contract of January 26, 1998, as Human Resources Manager. He was later promoted to the position of President of the Company and of Manpower Holdings Inc., his contract of employment having been suspended.

Moreover, in the frame of his employment contract, Mr. Lemonnier was subject to the “accords nationaux des entreprises de travail temporaire – personnel permanent” and the in-house collective agreements specifically negotiated by the Company (the “Agreements”).

By letter of June 5th, 2006, Mr. Lemonnier was convened to a preliminary meeting for his possible dismissal to be held on June 23rd, 2006 which he did not attend.

He was also revoked from his offices as President of Manpower France Holding SAS and Manpower France during the shareholders meetings held respectively on June 23rd, 2006 and June 28th, 2006.

His dismissal was notified by registered letter with acknowledgement of receipt on June 30th, 2006. His dismissal letter was presented by the post office on July 4th, 2006. His notice period of three (3) months, which he was exempt from working, will end on October 3rd, 2006.

The cause invoked for the dismissal was indicated in his dismissal letter (Schedule 1).

The same grounds were used in order to remove him from his corporate offices.

2.	DISPUTE

2.1	Mr. Lemonnier immediately contested his dismissal considering that its ground were ill founded and instructed a legal counsel to assist him in the present negotiation and possibly to take the matter to court to obtain repair of his loss (Schedule 2).

He contested the methods used by the group to proceed to his dismissal and revoke him by e-mail and by registered letters of June 9th, 2006 and of June 14th, 2006.

He consequently claimed, beyond payment of the sums resulting from the undertaking from the Company of May 8th, 2003, damages to cover his professional and moral loss for an amount of EUR 1,200,000 as well as damages to compensate the loss suffered from the loss of his stock-options and restricted stocks and other plans for an amount of over EUR 2,000,000.

2.2	The Company for its part maintained its position considering that the dismissal is perfectly well founded as well as the revocations (Schedule 2).

Moreover, the Company reminded Mr. Lemonnier that the various stocks and stock-options plans that he received do not entitle him to benefit from rights in conditions other than those applying to other corporate offices or employees of the group. Consequently, the Company contests that Mr. Lemonnier may claim damages in this respect whilst he knew perfectly the applicable regulations.

Whilst neither Party recognized the validity of the claims of the other and in order to terminate the dispute between them, negotiations started between the Parties.

After several discussions, the Parties came together to attempt to terminate their dispute in a final manner so as to avoid a court action through reciprocal concessions thus terminating any dispute between them.

An agreement was therefore reached for an irrevocable and final settlement in the following conditions.

3.	SETTLEMENT

3.1	Waiver by the Company

3.1.1	In consideration of the waiver below, the Company agrees, exceptionally, to take into consideration the specific career damage and psychological harm alleged by Mr. Lemonnier and, accordingly, agrees to grant him compensation as a final settlement of a total gross amount of EUR 1,308,000; this amount will be paid as follows:

-	70 per cent of this amount (i.e. the gross amount of EUR 915,600) is paid at the signing of the settlement agreement;

-	the balance of this amount will be paid at the end of Mr. Lemonnier’s employment contract, provided that Mr. Lemonnier has complied, as of October 3, 2006, with the obligations defined in articles 3.6 and 3.7 below; it is however expressly agreed between the Parties that the Company would be entitled to refuse the payment of the balance of the settlement amount only if the Company can bring evidence as of 3 October 2006 that the information covered by the articles 3.6 et 3.7 below were made public or disclosed by Mr. Lemonnier himself.

3.1.2	In addition, Mr. Lemonnier will also be paid the amounts legally and contractually due to him with his final pay, i.e.:

(a)	the compensation in lieu of notice, paid each month, with the relevant pay slip, corresponding to total a gross amount of EUR 95,544 (subject to social contributions);

(b)	compensation in respect of his accrued paid holiday and any other rest days accrued but not taken, due on the period to the end of his notice period (i.e. October 3rd, 2006) corresponding to the gross amount of EUR 149,145.55 (subject to social security contributions), which will be paid to him at the end of his notice period with its final pay;

(c)	severance pay due pursuant to the Agreements taking into account his seniority as from the date of his hiring until the end of his notice period (i.e. October 3rd, 2006), i.e. a net amount of EUR 88,232, which will be paid to him at the end of his notice period with its final pay;

(d)	his prorated thirteenth month salary for 2006 for the period ending on October 3rd, 2006, agreed between the Parties at the amount of EUR 8,218.81 (subject to social security contributions), which will be paid to him at the end of his notice period with its final pay.

3.1.3	The settlement amount indicated above together with the severance pay due to Mr. Lemonnier pursuant the Agreements exceeds the exemption ceiling for social security and income tax purposes of EUR 186,408 for 2006 in accordance with article 80 Duodecies of the French General Tax Code and article L.242-1 of the French Social Security Code. As a result, the excess amount will be subject to employee’s and employer’s share of social security contributions and declared to the Tax Administration in compliance with the law.

The fraction of the above between the severance pay under the Agreements and EUR 186,408 will be solely subject to the CSG and CRDS taxes deducted by the Company before payment of the resulting net balance to Mr. Lemonnier who shall bear them exclusively.

3.1.4	It is expressly agreed that the Company will bear the attorney fees incurred by Mr. Lemonnier for his defense within the following proceedings:

(a)	proceedings before the Tribunal de Police following the writ of summons of April 11, 2006 initiated by the Syndicat National du Travail Temporaire – CFTC (see writ of summons attached in Schedule 3);

(b)	potential proceedings following the complaint initiated by the Syndicat National du Travail Temporaire – CFTC before the Public Prosecutor (Procureur de la République) on the ground of misuse of company property (abus de bien sociaux) and relating to the restructurings implemented from the end of 2003 to the beginning of 2004 within the Company, to the trademark license and the disposal of the trademark of the Company to Manpower Inc. (letter of March 14, 2006 from Deloitte, the auditors to the Company, attached in Schedule 3),

(c)	potential proceedings of the enquiry initiated by the Direction Générale, de la Concurrence, de la Consommation et de la Répression des Fraudes, and followed by the a search of November 30, 2004 authorized by the Civil Court (Tribunal de Grande Instance) of Bobigny on November 18, 2004 (notice from the Direction Générale, de la Concurrence, de la Concurrence et de la Répression des Fraudes of November 30, 2004 attached in Schedule 3), provided that Mr. Lemonnier’s attorney is first submitted to and approved by the Company; in return, Mr. Lemonnier undertakes to present his defense in such actions whilst respecting the Company’s interests and the interests of the companies of the group to which the Company belongs.

3.1.5	Finally, Mr. Lemonnier is released from any non-compete covenant towards the Company and the group to which it belongs.

3.2	Waiver by Mr. Lemonnier

Mr. Lemonnier gives the Company, at the same time as signing the present agreement, a dismissal letter for his corporate offices, i.e.:

(i)	Corporate offices in the subsidiaries of Manpower France Holding:

-	Supplay SA:	President of the Board of Directors and General Manager

-	Solertis SA:	permanent representative of Manpower France Holding to the Board of Directors

-	Manpower Business Services SAS:	President

-	Manpower Placement SAS:	President

-	Manpower services aux personnes SAS:	President

-	Manpower services aux particuliers SAS:	President

(ii)	Corporate office in the subsidiary of Manpower France:

-	Pixid SNC:	representative of Manpower France in the management board

(iii)	Corporate office in the Danish company Manpower Europe Holdings ApS.

3.3 Renunciations of Mr. Lemonnier

3.3.1	Mr. Lemonnier agrees that the amounts specified above at article 3.1.1 cover his full material, moral and professional loss resulting from the termination of his contract of employment and the revocation of his corporate offices. He acknowledges that no further sum of any nature whatsoever will remain due to him whether for the performance or the termination of his contract of employment or his corporate offices, including his rights to bonuses or compensation for share plans or stock-options.

Mr. Lemonnier therefore renounces expressly in a final and irrevocable manner to make any claim for salaries, bonuses, professional expenses, holidays, compensation for reduction of working time and generally renounces any other claim of any nature.

Similarly, Mr. Lemonnier renounces expressly in a final and irrevocable manner to make any claim on amounts paid within the present agreement and to contest in any manner the calculation method which enabled the Company to fix such amounts of which Mr. Lemonnier was informed precisely and which he accepts without reserve and in full knowledge thereof.

3.3.2	Mr. Lemonnier agrees that for purposes of measuring both the vesting and expiration dates of stock options granted to him under Manpower’s stock-option plans, the cessation of his employment under those plans shall be the end date of his notice period (i.e. October 3, 2006). In addition, Mr. Lemonnier acknowledges that, with respect to any vested stock options he holds at the end of the notice period or shares that he has acquired from prior exercises of stock options under these plans, he shall continue to be subject to the terms of the agreements and plans governing the grant of such options (including, but not limited to, any sale restrictions in the stock-option agreements).

3.3.3	Mr Lemonnier renounces expressly his rights to the training right (DIF).

3.4	Renunciations of the Company

The Company renounces to look for Mr Lemonnier’s civil responsibility for his actions as President of Manpower France (except to the extent such actions constitute a transaction from which Mr. Lemonnier derived an improper personal profit).

For the avoidance of doubt, the Company (or any company of group to which the Company belongs) does not renounce to look to Mr. Lemonnier for liabilities due to any criminal actions, provided that these actions are discovered or identified as being criminal after the termination of his duties within the Company (or any company of the group to which the Company belongs).

3.5	Restitution of materials and documents

Mr. Lemonnier undertakes to return at the latest eight days following the signing of the agreement all materials and documents in his possession belonging to the Company without any further demand. Further, he undertakes not to keep any copy or reproduction of the said documents or materials.

3.6	Confidentiality of the settlement

The Parties confirm that up until now, they have not revealed to anyone any information relating to the existence or contents of this settlement as well as the grounds for the dismissal and undertake to continue to keep the strictest confidentiality in this respect in the future.

This settlement shall remain confidential between the Parties except (i) in the event of an express request form the administration, (ii) in the event the document is required for the Company’s auditors or (iii) in the event the document should be presented before a court and, in this last case, only if one of the Parties does not perform the undertakings made within the present agreement. Should one of the Parties have to produce this agreement for the above reasons, it will need to inform the other Party in advance by registered mail with acknowledgement of receipt.

3.7	Discretion / Denigrating remarks

Mr. Lemonnier also undertakes after his departure from the Company, not to reveal or use for his own account or for the account of any third party, any confidential information concerning the financial, economic, commercial, administrative etc. situation of the Company or of any company in the group to which it belongs.

Mr. Lemonnier and the Company undertake not to make any denigrating and/or harmful remarks in the presence of anyone against one another.

3.8	Waiver – Renunciation

The Parties undertake to perform this agreement, which forms a whole, in good faith and to fully assist in the preparation and signing of any documents made necessary for the performance of the provisions hereof, as the case may be.

Mr. Lemonnier and the Company acknowledge that the payments and concessions set out will be effected as full and final settlement conforming to the provisions of articles 2044 et sec. of the Code civil and, in particular, of article 2052 of the said “Code civil”. Subject to the execution of the present agreement and in particular the payment of the sums mentioned at article 3.1 above, Mr. Lemonnier acknowledges that the aforementioned payments provide him with all the rights (including any compensation, bonuses or salary) whatsoever to which he may have been entitled under his contract of employment including for breach of the contract and the payments put an end to all dispute existing or which may exist from the legal or de facto relationship between him and the Company.

In this regard, this settlement agreement will have the same legal effect between the Parties as a judicial decision made as a res judicata court decision.

Consequently, Mr. Lemonnier expressly represents for himself and his heirs, pursuant to article 1121 of the French civil code, to renounce all claims, complaints, actions or proceedings of whatever nature against the Company concerning any question relating to the performance or termination of his contract of employment.

Equally, the Company expressly undertakes not to make any claim against Mr. Lemonnier and undertakes not to enter into or pursue any court proceedings against him in respect of the relationship between the Parties particularly resulting from the termination of the contract of employment (except as provided in clause 3.4 above).

3.9	Tax and social security treatment

Mr. Lemonnier acknowledges that he is perfectly aware of how the amounts shall be paid according to the settlement agreement, regarding the French Social Security, unemployment and Tax Authorities and that such questions shall not jeopardize the validity of the settlement agreement. In this respect, Mr. Lemonnier is informed that the settlement amount paid to him under the present agreement will be declared to the relevant administrations or bodies as required by law.

Made in Paris, on July 28, 2006

In duplicate.

/s/ Read and approved – agreed for final and

irrevocable settlement in accordance with

articles 2044 et seq. of the Civil Code and

waiver of any court action, under the

conditions provided in this agreement.

/s/ Read and approved – agreed for final and

irrevocable settlement in accordance with

articles 2044 et seq. of the Civil Code and

waiver of any court action, under the

conditions provided in this agreement.

Jean-Francois Ferret	Jean-Pierre Lemonnier

On behalf of MANPOWER France SAS By Mr. Jean-François Ferret[1]	Mr. Jean-Pierre Lemonnier[1]

[1]	Signature to be preceded by the words in the employee’s handwriting “Read and approved—agreed for final and irrevocable settlement in accordance with articles 2044 et seq. of the Civil Code and waiver of any court action, under the conditions provided in this agreement”.